Exhibit 10.17.2

FIRST AMENDMENT
TO
STANDARD INDUSTRIAL COMMERCIAL MULTI-TENANT LEASE - NET
THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL COMMERCIAL MULT - TENANT LEASE - NET (the "Amendment"), is made and entered into, effective as of March 17, 2009 the "Effective Date"), by and between FRIESLANDER HOLDINGS, LLC and NEDERLANDER HOLDINGS, LLC (together, "Lessor") and TRANSPHORM. INC. ("Lessee"), with reference to the following facts:
RECITALS:
A.    Lessor is the owner of the real property and improvements situated at 115 Castilian drive, formerly known as 111 Castilian Drive, Suite. B, Goleta, California (the "Property"), and has leased to Lessee the space indicated as Suite B at the Property (the "Premises") pursuant to that certain Standard Industrial-Commercial Multi-Tenant Lease - Net and Addendum dated August 17, 2008, by and between Lessor and Lessee (the "Lease").
B.    The parties have agreed to execute this Amendment in order to modify the Lease as set forth below:
RECITALS:
NOW, THREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.    AMENDMENT OF LEASE. Notwithstanding any provisions of the Lease to the contrary, the Lease is hereby modified and amends as follows:
1.1    EXPANDED EQUIPMENT YARD. Lessor and Lessee agree that the equipment yard as shown in the Lease shall be expanded to include the additional areas identified therefor on Exhibit AA, Keynote A, subject to the following terms:
(a)    Subject to the provisions of subsection (g) below. Lessee shall pay for all planning and permit fees due to or required by cognizant governmental authorities that are incurred for governmental review and permitting regarding the expanded equipment yard (Exhibit AA, Keynote A),the appurtenant six foot wide walkway (Exhibit AA. Keynote B), and twenty foot wide driveway (Exhibit AA, Keynote C).
(b)    If the expanded equipment yard and appurtenant improvements are approved and permitted by cognizant government authorities, then the area shown in Exhibit AA, Keynote A, shall be incorporated into and become a part of the Premises, without; any obligation on the part of Lessee to pay and additional Base Rent therefor under the Lease.
(c)    If the expanded equipment yard and appurtenant improvements are approved and permitted by the cognizant governmental authorities, then Lessee shall cause all

/s/ MW	/s/ P.A.Parikh

service and deliveries in the six foot wide walkway (Exhibit AA, Keynote B) and twenty foot wide driveway (Exhibit AA, Keynote C) to (i) be undertaken either before 7:00 a.m., or after 6:00 p.m., or on weekends or holidays or (ii) be coordinated with the property manager so that the other tenant of the Property has unobstructed access to their rear loading area. Any violation of the requirement set forth in the immediately preceding sentence shall be a default by Lessee under paragraph 13 of the Lease.
(d)    The proposed improvements shall be designed and submitted to governmental authorities for approval by Lenvik and Minor Architects.
(e)    Lessor. Lessor's agents and contractors shall exercise commercially reasonable efforts to obtain the necessary governmental approvals and permits and to construct the expanded equipment yard, appurtenant walkway and driveway described above, provided, however, Lessor shall not have any liability to Lessee for failure to obtain required permits and approvals if Lessor exercises such commercially reasonable efforts and either encounters delays in obtaining such approvals or is unable to obtain any such approvals.
(f)    If the proposed improvements as depicted in Exhibit AA are approved by cognizant governmental authorities, then Lessor shall pay for the construction costs of the new twenty foot wide driveway (Exhibit AA, Keynote C) which costs (i) shall include design, submittal, project management, job supervision, paving, landscape and profit and overhead on the preceding, and (ii) shall not include (and Lessor shall not be liable for) any of the planning and permitting for the work contemplated in Keynote A and B.
(g)    Lessor shall construct and Lessee agrees to reimburse Lessor for the entire cost of the new walkway and new driveway, not to exceed $50,000 including associated design and permitting fees, in equal monthly increments over the initial term of the Lease, with each monthly payment due and payable on the first day of each calendar month along with the payment of Base Rent due under the Lease. For purposes of illustrating the foregoing, if the driveway costs $50,000, then Lessee would pay to Lessor 84 equal monthly payments of $595.24 (i.e.$50,000/84 months = $595.24 per month) along with each installment of the monthly Base Rent. Lessee shall be solely responsible for paying for the improvements described in Exhibit AA, Keynotes A and B.
(h)    Lessor and Lessee hereby:
(i)    Acknowledge that Lessee is seeking approval from the City of Goleta for certain screening for its equipment yard at the Premises; and
(ii)    Agree that if the city of Goleta does not approve the proposed design for such screening, then (A) Lessor and Lessee shall incorporate changes suggested by the City of Goleta as a condition to providing approval of the design, and (B) if the City of Goleta does not approve the redesigned screening, then Lessor and Lessee shall use the previously approved screening; and
(iii)    Agree that costs of the screening shall be shared as follows:

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(A)    Lessee shall be responsible for the payment of the first $30,000 of the costs of the screening.
(B)    The costs or the screening between $30,000 and $50,000, shall be initially paid by the Lessor, but shall be reimbursed by Lessee to Lessor in equal monthly payments as additional rent due and payable monthly (at the same time when Base Rent is due under the Leaser) over the course of the initial seven-year term of the Lease.
(C)    Any costs of the screening in excess of $50,000 shall be payable solely by Lessor.
(i)    If the. proposed improvements as depicted in Exhibit AA hereto are not approved by cognizant governmental authorities on or before May 31, 2009, and Lessor and Lessee do not agree by such date upon an alternative to such proposed improvements, then Lessor and Lessee shall not have any further rights or obligations under this Section 1.1 and this Section 1.1 shall be null and void.
1.2    ADDITIONAL WATER METER. The parties (a) acknowledge that the Goleta Water District ("GWD") preliminary has indicated that on account of the Lessee's proposed use of the Premises, an additional water meter may be required for the Property or the Premises, and (b) agree that if such an additional water meter is required by GWD, then (i) Lessee shall pay one-half of all costs for said meter installation and any other associated costs (including but not limited to encroachment permit, trenching, new plumbing, landscape work, curb replacement), and (ii) Lessor shall advance the remaining one-half of such costs, but shall be reimbursed by Lessee in equal monthly payments as additional rent due and payable monthly (at the same lime when Base Rent is due under the Lease) over the course of the initial seven-year term of the Lease.
1.3    AMENDMENT OF SECTION 7.3(b). The last sentence of Section 7.3(b) is hereby amended and restated in its entirety to read as follows:
"Lessor and Lessee acknowledge that Lessor has consented to Lessee's undertaking the renovation to the Premises described in Exhibit C hereto, and therefore agree that the requirements of this Section 7.3(b) for obtaining Lessor's consent has been satisfied, provided that Lessee shall remain other than the requirements that Lessee provide Lessor a lien and completion bond or an additional Security Deposit pursuant to the immediately preceding sentence hereof with respect to such renovation described in Exhibit C (the "TI Work").''
1.4    COMPLETION OF INTERIOR TI WORK BY LESSEE.
(a)    NON-RESPONSIBILITY: ANDERSON LIEN NOTICES. The parties acknowledge that:
(i)    Lessee is undertaking certain renovation and construction work involving (A) that portion of the Tl Work that is to be completed within 120 days of the Effective

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Date of this Amendment in area "C"(the "Fab Area") of Exhibit B to the Lease, and (B) the work in the expanded equipment yard identified as area "A" on Exhibit. A, to this Amendment (collectively, such renovation and construction work is referred to as the "Anderson Clean Room Work"'):
(ii)    On January 23, 2009, Lessor recorded in the Official Records of Santa Barbara County, California, a Notice of Non-Responsibility as Instrument No. 2009-0003457, a copy of which has been provided to Lessee,
(iii)    Lessor is not participating in and shall not have any liability to third parties for any portion of the cost of the Anderson Clean Room Work; and
(iv)    Notwithstanding the circumstances described in the foregoing Sections 1.4(a)(ii), and (iii) hereof, Anderson Plumbing, a California corporation doing business as "Anderson Systems" (''Anderson"), has delivered to Lessor with respect to the Property a preliminary lien notice concerning certain goods and services that Lessee has engaged such vendor to provide to Lessee with respect to such Anderson Clean Room Work (such preliminary lien notice, the "Anderson Lien Notice").
(b)    REMOVAL OF LIENS. Lessee covenants and agrees (i) to preclude any mechanic's or materialmen's liens from being recorded as exceptions to title to the Property in connection with the construction of the Anderson Clean Room Work, and (ii) that if any other contractor records a mechanic's or materialmen's lien as an exception to title to Lessor's Property in connection with the construction of the Anderson Clean Room Work, then Lessee shall cause such lien to be terminated and removed within five (5) business days of Lessee's being advised or discovering the existence of such lien.
(c)    COST OF REMAINING WORK. Lessee hereby (i) represents and warrants to Lessor that (A) the unpaid cost of the work that has been completed as of the date Lessee funds the Pledge Account and the additional work that is to be completed as part of the Anderson Clean Room Work is not reasonably anticipated to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), and (B) Lessee has obtained from Silicon Valley Bank and Leader Ventures (collectively, "Lender") a credit facility to fund payment of the costs of Anderson Clean Room Work (the "Credit Facility") and (ii) covenants and agrees to pay all costs of the Anderson Clean Room Work prior to delinquency.
(d)    PLEDGE OF ADDITIONAL FUNDS.
(i)    PLEDGE. Within ten (10) calendar days following the execution of this Amendment, Lessee shall (A) deposit into an account with Lessee's principal banking institution (the "Pledged Account") the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the "Pledged Funds"), (B) execute and deliver to Lessor a written pledge agreement, in form reasonably acceptable to Lessor and Lessee, sufficient to grant to Lessor a first-priority perfected lien in the Pledged Account, to secure Lessee's obligations to pay the costs of the Anderson Clean Room Work as set forth hereunder an in the Lease, and (C) take such

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other actions, and cause Lender to take such other actions, as may be necessary to perfect the lien granted in the Pledged Account.
(ii)    RELEASE OF PLEDGED FUNDS. Provided that Lessee is not then in default of its obligations to pay the costs of the Anderson Clean Room Work as set forth herein and in the Lease, Lessor agrees:
(A)    To consent to the release of the Pledged Funds from the Pledged Account from time to time as and to the extent that Lessee presents to Lessor copies of (i) invoices for payment of the costs of the Anderson Clean Room Work, (ii) preliminary lien releases for the work for which such invoices are presented, (iii) a certificate of an architect or engineer involved in and familiar with the project, confirming that the work described on such invoices has been performed, and (iv) either (x) evidence that Lessee has paid such costs from the Credit Facility or other funds of Lessee, or (y) a request that such costs be paid from this Pledged Account.
(B)    That upon completion of all work for the Interior TI Improvements and presentation of evidence that the costs thereof have been paid in full. Lessor shall consent to the release of the remaining Pledged Funds then held in the Pledged Account.
2.    MISCELLANIOUS. Except as modified by Section 1. above, the Lease is hereby ratified and confirmed and remains in full force and effect. In the event of any conflict between the terms of this amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Amendment that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding upon the signatory to the same extent as a copy hereof containing the signatory's original signature.

/s/ MW	5	/s/ P.A.Parikh

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the Effective Date.

"LESSEE:"		"LESSOR:"

TRANSPHORM, INC., a Delaware Corporation		FRIESLANDER HOLDINGS, LLC

By	/s/ Primit Parikh	By	/s/ Marc Winnikoff	3/17/2009
	Primit Parikh, Chief Operating Officer		Marc Winnikoff, Manager	Date

3/17/2009		NEDERRLANDER HOLDINGS, LLC
Date

		By	/s/ Marc Winnikoff	3/17/2009
			Marc Winnikoff, Manager	Date
EXHIBITS.
Exhibit AA

6

EXHIBIT AA
TO
FIRST AMENDMENT TO LEASE